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                                                                    Exhibit 23.1


                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of GTECH Holdings Corporation for the registration of up to $250,000,000 of its 4.750% Senior Notes due 2010 to be filed with the Securities and Exchange Commission on or about December 10, 2003 and to the incorporation by reference therein of our report dated March 21, 2003, except for Note 23, as to which the date is April 23, 2003, with respect to the consolidated financial statements and schedule of GTECH Holdings Corporation included in its Annual Report (Form 10-K/A) for the year ended February 22, 2003, filed with the Securities and Exchange Commission.


                                                  /s/ Ernst & Young LLP

Boston, Massachusetts
December 5, 2003